FIRST SECURITY GROUP, INC.
                                                    A Multi-bank Holding Company
                                                  ------------------------------
                                                    Rodger B. Holley   President


November 15, 2002


Dear Fellow Shareholder:

First Security Group once again produced strong operating results for the third quarter of 2002. As of September 30, 2002, FSG had total assets of $467.9 million, total loans of $332.5 million, total deposits of $375.7 million and stockholders' equity of $67.5 million.

FSG earned $643 thousand for the third quarter of 2002, compared to a loss of $115 thousand for the same period in 2001. Net income for the nine months ended September 30, 2002 was $2.2 million versus a loss of $73 thousand for the first nine months of 2001.

For the third quarter and thus far in the fourth quarter of 2002, FSG's accomplishments include the following. (1) We concluded our private placement stock offering through which we raised in excess of $25 million. (2) We completed our acquisition of First State Bank in Maynardville, Tennessee. (3) We elected Pat Wood, Carol Jackson, and Monty Montgomery to the FSG board of directors. And, (4) we entered into an Agreement to acquire Premier National Bank of Dalton.

Premier National Bank of Dalton is a nationally chartered bank with two branches located in Whitfield County, Georgia, which is also the headquarters of FSG's wholly owned subsidiary, Dalton Whitfield Bank. As of December 31, 2001, Premier National Bank of Dalton had total assets of $84.7 million, total deposits of $74.2 million, and stockholders' equity of $6.6 million. Completion of our acquisition of Premier National Bank of Dalton is subject to regulatory approval, approval by Premier National Bank of Dalton's shareholders, and satisfactory completion of our due diligence investigations. Upon completion of this acquisition, FSG will hold approximately 15% of the Whitfield County deposit base.

For the remainder of 2002, we are targeting not only the acquisition of Premier National Bank of Dalton, but also our development of banking operations in Knox and Jefferson Counties, Tennessee. As we achieve our goals, we are grateful to each of you for your continuing support and, as always, we welcome your comments and suggestions.

Sincerely,

/s/ Rodger B. Holley

Rodger B. Holley
Chairman and Chief Executive Officer
First Security Group, Inc.

817 Broad Street, Chattanooga, Tennessee 37402   423-266-2000   Fax 423-267-3383


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